UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )*


                                 QUESTECH, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.05 PAR VALUE
                         (Title of Class of Securities)

                                    74835710
                                 (CUSIP Number)


                                  APRIL 8, 1998
             (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /___/     Rule 13d-1(b)
         /_X_/     Rule 13d-1(c)
         /___/     Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                                               Page 1 of 9 pages

CUSIP No. 74835710

--------------------------------------------------------------------------------
1.       Names of Reporting Persons                            EER Systems, Inc.
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization:                          Virginia

--------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                  0
         Beneficially               --------------------------------------------
         Owned by Each              6.      Shared Voting Power          163,200
         Beneficially               --------------------------------------------
         Reporting                  7.      Sole Dispositive Power             0
         Person With                --------------------------------------------
                                    8.      Shared Dispositive Power     163,200
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    163,200

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

-------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                    8.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                          CO

--------------------------------------------------------------------------------


                                                               Page 2 of 9 Pages

CUSIP No. 74835710

--------------------------------------------------------------------------------
1.       Names of Reporting Persons                                 Jai N. Gupta
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization:                     United States

--------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                  0
         Beneficially               --------------------------------------------
         Owned by Each              6.      Shared Voting Power          163,200
         Beneficially               --------------------------------------------
         Reporting                  7.      Sole Dispositive Power             0
         Person With                --------------------------------------------
                                    8.      Shared Dispositive Power     163,200
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    163,200

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

-------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                    8.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                          IN

--------------------------------------------------------------------------------


                                                               Page 3 of 9 Pages

CUSIP No. 74835710

--------------------------------------------------------------------------------
1.       Names of Reporting Persons                                 Shashi Gupta
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization:                     United States

--------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                  0
         Beneficially               --------------------------------------------
         Owned by Each              6.      Shared Voting Power          163,200
         Beneficially               --------------------------------------------
         Reporting                  7.      Sole Dispositive Power             0
         Person With                --------------------------------------------
                                    8.      Shared Dispositive Power     163,200
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person    163,200

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

-------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                    8.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                          IN

--------------------------------------------------------------------------------


                                                               Page 4 of 9 Pages

ITEM 1.

     (a) The name of the issuer is QuesTech, Inc. (the "Issuer").

     (b) The principal executive office of the Issuer is located at 7600-A Leesburg Pike, Falls Church, Virginia 22043.

ITEM 2.

     (a) The names of the persons or entities filing this statement are: EER Systems, Inc., a Virginia corporation ("EER"), Dr. Jai Gupta and Shashi Gupta.

     (b) The principal business address for each of EER, Dr. Jai Gupta and Shashi Gupta is EER Systems, Inc., 10289 Aerospace Road, Seabrook, Maryland 20706.

     (c) EER is a corporation organized under the laws of the Commonwealth of Virginia. Dr. Gupta and Mrs. Gupta are each citizens of the United States.

     (d) This statement relates to shares of the Issuer's common stock, par value $.05 per share (the "Common Stock").

     (e) The CUSIP number of the Common Stock is 74835710.

ITEM 3.

     If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d- 1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 240.13d-1(c), check this box. /_X_/.


                                                               Page 5 of 9 Pages

ITEM 4.    OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     EER SYSTEMS, INC.
     (a)   Amount beneficially owned:  163,200

     (b)   Percent of class: 8.5%

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  0

           (ii)   Shared power to vote or to direct the vote: 163,200

           (iii)  Sole power to dispose or to direct the disposition of: 0

           (iv)   Shared  power to  dispose  or to direct  the  disposition  of:
                  163,200

     DR. JAI GUPTA(1)
     (a)   Amount beneficially owned:  163,200

     (b)   Percent of class: 8.5%

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  0

           (ii)   Shared power to vote or to direct the vote: 163,200

           (iii)  Sole power to dispose or to direct the disposition of: 0

           (iv)   Shared  power to  dispose  or to direct  the  disposition  of:
                  163,200

     SHASHI GUPTA(1)
     (a)   Amount beneficially owned:  163,200

     (b)   Percent of class: 8.5%

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  0

           (ii)   Shared power to vote or to direct the vote: 163,200

           (iii)  Sole power to dispose or to direct the disposition of: 0

           (iv)   Shared  power to  dispose  or to direct  the  disposition  of:
                  163,200


-------------------
(1) Consists of shares owned of record by EER. As the sole executive officers and directors of EER, Dr. and Mrs. Gupta may be deemed to have shared voting and dispositive voting power with respect to all of the shares of Common Stock owned of record by EER.


                                                               Page 6 of 9 Pages

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

     Not applicable.


                                                               Page 7 of 9 Pages

ITEM 10.   CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Dated:  April 17, 1998


                                       /s/ Jai Gupta
                                       ---------------------------------
                                           Jai Gupta



                                       /s/ Shashi Gupta
                                       ---------------------------------
                                           Shashi Gupta


                                       EER SYSTEMS. INC.


                                       By: /s/ Jai Gupta
                                          ---------------------------------
                                               Jai Gupta, President




                                                               Page 8 of 9 Pages

                                                                       Exhibit A

                             JOINT FILING AGREEMENT

     The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of common stock of Digital Generation Systems, Inc. For that purpose, the undersigned hereby constitute and appoint Jai Gupta as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.


Dated:  April 17, 1998


                                       /s/ Jai Gupta
                                       ---------------------------------
                                           Jai Gupta

                                       /s/ Shashi Gupta
                                       ---------------------------------
                                           Shashi Gupta


                                       EER SYSTEMS, INC.


                                       By: /s/ Jai Gupta
                                          ------------------------------
                                               Jai Gupta, President


                                                               Page 9 of 9 Pages